EXHIBIT 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 FAX (972) 367-3559

EXCO Resources, Inc. Announces Closing of Sale of Interests in Compass Production Partners

DALLAS, TEXAS, October 31, 2014… EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today closed the previously announced sale of its 25.5% interest in Compass Production Partners, LP and its 50% interest in Compass Production GP, LLC to an affiliate of Harbinger Group, Inc. (NYSE: HRG) (“Harbinger”) for $118.75 million in cash. The sale had an effective date of August 1, 2014.

EXCO’s cash proceeds were applied to reduce the balance on its revolving commitment under EXCO’s Amended and Restated Credit Agreement (the “EXCO Credit Agreement”). EXCO had $133.75 million of outstanding indebtedness under the revolving commitment of the EXCO Credit Agreement following the application of the cash proceeds.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana and the Appalachia region.

Additional information about EXCO may be obtained by contacting Chris Peracchi, Vice President of Finance and Investor Relations, and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.